Exhibit 21.1

Jurisdiction of Incorporation or
Name of Entity	Organization

Deerfield Capital LLC	Delaware

DFR Pinetree Holding LLC	Delaware

DWFC, LLC	Delaware

Deerfield Capital Trust I	Delaware

Deerfield Capital Trust II	Delaware

Deerfield Capital Trust III	Delaware

DFR TRS I Corp.	Delaware

DFR Company I LLC	Delaware

DFR TRS II Corp.	Delaware

DFR Company II LLC	Delaware

Deerfield & Company LLC	Illinois

Deerfield Capital Management LLC	Delaware

Deerfield Capital Management (Europe) Limited	U.K.

DFR Middle Market CLO Ltd.	Cayman Islands

DFR Middle Market Holdings Ltd.	Cayman Islands

DFR Mortgage LLC	Delaware

Deerfield Loan Manager LLC	Delaware

Deerfield Relative Value Ltd.	Bahamas